Exhibit 99.1

GUESS?, INC. REPORTS FOURTH QUARTER RESULTS

Q4 Fiscal 2020 Revenues Increased 1% to $842 Million; Increased 2% in Constant Currency

Q4 Fiscal 2020 GAAP EPS of $1.18, Compared to $0.28 in Q4 Fiscal 2019; Q4 Fiscal 2020 Adjusted EPS of $1.22, Compared to $0.70 in Q4 Fiscal 2019

Fiscal Year 2020 Revenues Increased 3% to $2.68 Billion; Increased 5% in Constant Currency

Fiscal Year 2020 GAAP EPS of $1.33, Compared to $0.16 in Fiscal Year 2019; Fiscal Year 2020 Adjusted EPS of $1.45, Compared to $0.98 in Fiscal Year 2019

LOS ANGELES, March 18, 2020 - Guess?, Inc. (NYSE: GES) today reported financial results for its fourth quarter and fiscal year ended February 1, 2020.

Carlos Alberini, Chief Executive Officer, commented, “I am very pleased to report that we had a strong fourth quarter performance, exceeding our guidance for earnings per share and delivering operating profit at the high end of our expectations. We closed the year with strong liquidity and a solid balance sheet, which positions us well to navigate through the current coronavirus crisis. In the near term, we are actively managing the global situation, prioritizing the health and well-being of our associates around the world. While we hope that the crisis will be temporary, we do expect it will have a significant negative impact on our financial results for the first quarter and may impact future results, including potential disruptions in our supply chain. That said, we currently are unable to determine with any degree of accuracy the impact the crisis may have in the future on our financial results or how long it may last. As a result, we are not in a position to issue guidance for the first quarter or fiscal year 2021.”

Mr. Alberini continued, “During the fourth quarter we grew operating earnings by 45% and adjusted operating earnings by 32%. Overall, the strength of our businesses in Europe and our licensing business enabled us to more than offset softness in the Americas Retail and Asian businesses and grow earnings in the quarter. This performance capped a strong year for our Company when we increased revenues, achieved significant earnings growth and meaningful operating margin expansion. We also generated improved cash flow which enabled us to go into the new year with a strong financial position.”

Mr. Alberini concluded, “In spite of the current crisis, I am very pleased with the progress we are making with the implementation of the strategic plan we presented at our Investor Day in December. I strongly believe all the opportunities we identified remain in place for the Company in the long term. I am proud of our team’s accomplishments and I continue to be very excited about our Company’s future.”

Adjusted Amounts

This press release contains certain non-GAAP, or adjusted, financial measures. References to “adjusted” results exclude the impact of (i) asset impairment charges, (ii) net gains on lease terminations, (iii) certain professional service and legal fees and related (credits) costs, (iv) charges related to the European Commission fine, (v) non-cash debt discount amortization on our convertible senior notes, (vi) separation charges related to the departure of our former Chief Executive Officer (“CEO”), (vii) the related tax effects of the foregoing items as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions, and (viii) revisions to provisional amounts previously recorded related to the enactment of the 2017 Tax Cuts and Jobs Act (the “Tax Reform”), in each case where applicable. A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables and discussed under the heading “Presentation of Non-GAAP Information” below.

Share Repurchases. The Company has used substantially all of the net proceeds from its $300 million 2% convertible senior notes due 2024 issued during the first quarter of fiscal 2020 (after the related hedge and warrant transactions) to repurchase shares of its common stock. During the three months ended May 4, 2019, the Company used $170 million of such proceeds to enter into an accelerated share repurchase program (“ASR”), pursuant to which it received up-front approximately 5.2 million shares (representing approximately $102 million (or 60%) of the $170 million notional amount of the ASR). The Company received a final delivery of an additional 5.4 million shares under the ASR during the three months ended November 2, 2019. During the fiscal year ended February 1, 2020, the Company also repurchased approximately 6.1 million shares of its common stock in open market and privately negotiated transactions totaling $118.1 million, of which approximately 0.3 million shares of its common stock were repurchased at an aggregate cost of $7.5 million during the three months ended February 1, 2020. Combined, these transactions resulted in the repurchase of approximately 16.7 million shares for $288.1 million during the fiscal year ended February 1, 2020.

Fourth Quarter Fiscal 2020 Results

For the fourth quarter of fiscal 2020, the Company recorded GAAP net earnings of $79.6 million, a 242.6% increase compared to $23.2 million for the fourth quarter of fiscal 2019. GAAP diluted earnings per share increased 321.4% to $1.18 for the fourth quarter of fiscal 2020, compared to $0.28 for the same prior-year quarter. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.19, or 67.9%, on GAAP diluted earnings per share and currency had a negative impact of $0.06 on diluted earnings per share in the fourth quarter of fiscal 2020.

For the fourth quarter of fiscal 2020, the Company recorded adjusted net earnings of $82.3 million, a 41.4% increase compared to $58.2 million for the fourth quarter of fiscal 2019. Adjusted diluted earnings per share increased 74.3% to $1.22, compared to $0.70 for the same prior-year quarter. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.22, or 31.4%, on adjusted diluted earnings per share in the fourth quarter of fiscal 2020.

Net Revenue. Total net revenue for the fourth quarter of fiscal 2020 increased 0.6% to $842.3 million, compared to $837.1 million in the same prior-year quarter. In constant currency, net revenue increased by 1.8%.

•	Americas Retail revenues decreased 4.1% in U.S. dollars and 4.4% in constant currency. Retail comp sales including e-commerce decreased 3% in U.S. dollars and constant currency.

•	Americas Wholesale revenues decreased 3.0% in U.S. dollars and 3.8% in constant currency.

•	Europe revenues increased 13.2% in U.S. dollars and 15.8% in constant currency. Retail comp sales including e-commerce increased 1% in U.S. dollars and 3% in constant currency.

•	Asia revenues decreased 27.7% in U.S. dollars and 26.4% in constant currency. Retail comp sales including e-commerce decreased 26% in U.S. dollars and 25% in constant currency.

•	Licensing revenues increased 22.7% in U.S. dollars.

Operating Earnings. GAAP earnings from operations for the fourth quarter of fiscal 2020 increased 44.6% to $96.5 million (including a $1.8 million unfavorable currency translation impact), compared to $66.7 million in the same prior-year quarter. GAAP operating margin in the fourth quarter increased 350 basis points to 11.5%, compared to 8.0% in the same prior-year quarter, driven primarily by lower logistics costs in Europe and higher initial markups in Europe and Americas Retail. The negative impact of currency on operating margin for the quarter was approximately 20 basis points.

For the fourth quarter of fiscal 2020, adjusted earnings from operations increased 32.2% to $101.7 million, compared to $76.9 million in the same prior-year quarter. Adjusted operating margin increased 290 basis points to 12.1%, compared to 9.2% in the same prior-year quarter, driven primarily by lower logistics costs in Europe and higher initial markups in Europe and Americas Retail.

•
Operating margin for the Company’s Americas Retail segment decreased 240 basis points to 6.4% in the fourth quarter of fiscal 2020, from 8.8% in the same prior-year quarter, driven primarily by the unfavorable impact from higher markdowns and negative comparable sales, partially offset by higher initial markups.

•
Operating margin for the Company’s Americas Wholesale segment increased 60 basis points to 19.6% in the fourth quarter of fiscal 2020, compared to 19.0% in the same prior-year quarter, driven primarily by lower markdowns, partially offset by overall deleveraging of expenses.

•
Operating margin for the Company’s Europe segment increased 790 basis points to 18.9% in the fourth quarter of fiscal 2020, compared to 11.0% in the same prior-year quarter, driven primarily by lower logistics costs, higher initial markups, overall leveraging of expenses as well as lower markdowns.

•
Operating margin for the Company’s Asia segment decreased 200 basis points to 1.6% in the fourth quarter of fiscal 2020, from 3.6% in the same prior-year quarter, driven primarily by deleveraging of expenses due mainly to negative comparable sales, partially offset by higher product margins.

•	Operating margin for the Company’s Licensing segment increased 30 basis points to 87.1% in the fourth quarter of fiscal 2020, compared to 86.8% in the same prior-year quarter.
Other income, net, was $1.8 million for the fourth quarter of fiscal 2020, compared to $0.5 million in the same prior-year quarter. The change was driven primarily by higher unrealized gains on non-operating assets, partially offset by net unrealized mark-to-market revaluation losses on foreign currency balances compared to net unrealized gains in the same prior-year quarter.
Full Fiscal Year Results

For the fiscal year ended February 1, 2020, the Company recorded GAAP net earnings of $96.0 million, a 580.7% increase compared to $14.1 million for the fiscal year ended February 2, 2019. GAAP diluted earnings per share increased 731.3% to $1.33 for the fiscal year ended February 1, 2020, compared to $0.16 in the prior year. The Company estimates that the share buybacks offset by the convert transaction had a net positive impact of $0.06, or 37.5%, on GAAP diluted earnings per share and currency had a negative impact of $0.07 on diluted earnings per share for the fiscal year ended February 1, 2020.
For the fiscal year ended February 1, 2020, the Company recorded adjusted net earnings of $105.0 million, a 30.6% increase compared to $80.4 million for the fiscal year ended February 2, 2019. Adjusted diluted earnings per share increased 48.0% to $1.45, compared to $0.98 for the prior year. The Company estimates that the share buybacks offset by the convert transaction had a positive impact of $0.14, or 14.3%, on adjusted diluted earnings per share in fiscal 2020.

Net Revenue. Total net revenue for fiscal 2020 increased 2.6% to $2.68 billion, compared to $2.61 billion in the prior year. In constant currency, net revenue increased by 5.4%.

•	Americas Retail revenues decreased 1.6% in U.S. dollars and 1.3% in constant currency. Retail comp sales including e-commerce were relatively flat in U.S. dollars and constant currency.

•	Americas Wholesale revenues increased 9.1% in U.S. dollars and 9.7% in constant currency.

•	Europe revenues increased 9.2% in U.S. dollars and 14.1% in constant currency. Retail comp sales including e-commerce were relatively flat in U.S. dollars and increased 4% in constant currency.

•	Asia revenues decreased 10.8% in U.S. dollars and 7.5% in constant currency. Retail comp sales including e-commerce decreased 19% in U.S. dollars and 16% in constant currency.

•	Licensing revenues increased 3.2% in U.S. dollars.
Operating Earnings. GAAP earnings from operations for fiscal 2020 increased 169.4% to $140.7 million (including a $2.8 million unfavorable currency translation impact), compared to $52.2 million in the prior year. GAAP operating margin in fiscal 2020 increased 330 basis points to 5.3%, compared to 2.0% in the prior year, driven primarily by the European Commission fine that was incurred in the prior year and the favorable impact from higher initial markups in Europe and Americas Retail. The impact of currency on operating margin for fiscal 2020 was minimal.

For the fiscal year ended February 1, 2020, adjusted earnings from operations increased 29.9% to $150.2 million, compared to $115.6 million for the fiscal year ended February 2, 2019. Adjusted operating margin increased 120 basis points to 5.6% for the fiscal year ended February 1, 2020, compared to 4.4% in the prior year, driven primarily by the favorable impact from higher initial markups in Europe and Americas Retail.

•
Operating margin for the Company’s Americas Retail segment decreased 60 basis points to 2.7% in fiscal 2020, compared to 3.3% in the prior year, driven primarily by the unfavorable impact from higher markdowns and store payroll pressures, partially offset by higher initial markups.

•
Operating margin for the Company’s Americas Wholesale segment increased 160 basis points to 19.1% in fiscal 2020, compared to 17.5% in the prior year. The increase in operating margin was due primarily to lower markdowns and higher initial markups.

•
Operating margin for the Company’s Europe segment increased 560 basis points to 10.7% in fiscal 2020, compared to 5.1% in the prior year. This increase was driven primarily by higher initial markups, lower logistics costs and overall leveraging of expenses.

•
Operating margin for the Company’s Asia segment decreased 580 basis points to negative 2.6% in fiscal 2020, from 3.2% in the prior year, driven primarily by deleveraging of expenses due mainly to negative comparable sales and higher markdowns.

•	Operating margin for the Company’s Licensing segment decreased 100 basis points to 86.7% in fiscal 2020, from 87.7% in the prior year.

Other expense, net, was $2.5 million for fiscal 2020, compared to $6.6 million in the prior year. The change was due primarily to net unrealized gains on non-operating assets compared to unrealized losses in the prior year and lower net unrealized mark-to-market revaluations losses on foreign currency balances, partially offset by our proportionate share of net losses related to our minority investment in a privately-held apparel company and lower net mark-to-market gains on revaluation of foreign exchange currency contracts.

Recent Developments

The outbreak of the coronavirus (or “COVID-19”) is having a material impact on the Company’s financial performance. The outbreak is ongoing and dynamic in nature and, to date, the Company has experienced temporary closures in key regions globally, along with other major retailers. The extent and duration of the crisis remains uncertain and may impact consumer purchasing activity throughout the year if disruptions continue. We are monitoring the situation closely with regards to our employees, consumers and supply chain. Given the dynamic situation, we have not provided guidance for the first quarter ending May 2, 2020 or the full fiscal year ending January 30, 2021.

Due to the developing situation, the results of the first quarter ending May 2, 2020 and the full fiscal year ending January 30, 2021 could be impacted in ways we are not able to predict today, including, but not limited to, non-cash write-downs and impairments; unrealized gains or losses related to investments; foreign currency fluctuations; and collections of accounts receivables.

During March 2020, as a precautionary measure to ensure financial flexibility and maintain maximum liquidity in response to the coronavirus outbreak, the Company has drawn down approximately $212 million under certain of its credit facilities in the U.S., Canada and Europe. In addition, in light of the current uncertain situation, the Company has decided to postpone its decision related to the potential declaration of a quarterly cash dividend for the first quarter of fiscal 2021.

Presentation of Non-GAAP Information

The financial information presented in this release includes non-GAAP financial measures such as adjusted results, constant currency financial information and free cash flow measures. For the three months and fiscal year ended February 1, 2020, the adjusted results exclude the impact of asset impairment charges, certain professional service and legal fees and related (credits) costs, separation charges related to the departure of our former CEO, non-cash amortization of debt discount on our convertible senior notes, and the applicable tax effects of these adjustments as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions, where applicable. For the three months and fiscal year ended February 2, 2019, the adjusted results exclude the impact of asset impairment charges, net gains on lease terminations, charges related to the European Commission fine, separation charges related to the departure of our former CEO, certain professional service and legal fees and related costs, the applicable tax effects of these adjustments, and revisions to provisional amounts previously recorded related to the enactment of the Tax Reform, where applicable. These non-GAAP measures are provided in addition to, and not as alternatives for, the Company’s reported GAAP results.

The Company has excluded these items from its adjusted financial measures primarily because it believes these items are not indicative of the underlying performance of its business and that the adjusted financial information provided is useful for investors to evaluate the comparability of the Company’s operating results and its future outlook (when reviewed in conjunction with the Company’s GAAP financial statements). A reconciliation of reported GAAP results to comparable non-GAAP results is provided in the accompanying tables.

This release also includes certain constant currency financial information. Foreign currency exchange rate fluctuations affect the amount reported from translating the Company’s foreign revenue, expenses and balance sheet amounts into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results under GAAP. The Company provides constant currency information to enhance the visibility of underlying business trends, excluding the effects of changes in foreign currency translation rates. To calculate net revenue, comparable sales and earnings (loss) from operations on a constant currency basis, actual or forecasted results for the current-year period are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year.

The constant currency calculations do not adjust for the impact of revaluing specific transactions denominated in a currency that is different to the functional currency of that entity when exchange rates fluctuate. However, in calculating the estimated impact of currency on our earnings (loss) per share for our actual or forecasted results, the Company estimates gross margin (including the impact of merchandise-related hedges) and expenses using the appropriate prior-year rates, translates the estimated foreign earnings at the comparable prior-year rates, and excludes the year-over-year earnings impact of gains or losses arising from balance sheet remeasurement and foreign currency contracts not designated as merchandise hedges. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

The Company also includes information regarding its free cash flows in this release. The Company calculates free cash flows as cash flows from operating activities less (i) purchases of property and equipment and (ii) payments for property and equipment under finance leases. Free cash flows are not intended to be an alternative to cash flows from operating activities as a measure of liquidity, but rather provides additional visibility to investors regarding how much cash is generated for discretionary and non-discretionary items after deducting purchases of property and equipment and payments for property and equipment under finance leases. Free cash flow information presented may not be comparable to similarly titled measures reported by other companies. A reconciliation of reported GAAP cash flows from operating activities to the comparable non-GAAP free cash flow measure is provided in the accompanying tables.

Investor Conference Call

The Company will hold a conference call at 4:45 pm (ET) on March 18, 2020 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the “Investor Relations” link. The webcast will be archived on the website for 30 days.

About Guess?

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, eyewear, footwear and other related consumer products. Guess? products are distributed through branded Guess? stores as well as better department and specialty stores around the world. As of February 1, 2020, the Company directly operated 1,169 retail stores in the Americas, Europe and Asia. The Company’s partners and distributors operated 560 additional retail stores worldwide. As of February 1, 2020, the Company and its partners and distributors operated in approximately 100 countries worldwide. For more information about the Company, please visit www.guess.com.

Forward-Looking Statements

Except for historical information contained herein, certain matters discussed in this press release or the related conference call and webcast, including statements concerning the Company’s expectations, future prospects, business strategies and strategic initiatives; statements expressing optimism or pessimism about future operating results, growth opportunities, earnings, capital expenditures, operating margins, cost reduction opportunities and cash needs; and statements concerning the potential impacts related to the COVID-19 outbreak are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are frequently indicated by terms such as “expect,” “could,” “will,” “should,” “goal,” “strategy,” “believe,” “estimate,” “continue,” “outlook,” “plan,” “create,” “see,” and similar terms, are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among others: our ability to maintain our brand image and reputation; domestic and international economic or political conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending; the continuation or worsening of impacts related to the COVID-19 outbreak, including business, financial, human capital and other impacts to the Company and its partners; changes in the competitive marketplace and in our commercial relationships; our ability to anticipate and adapt to changing consumer preferences and trends; our ability to manage our inventory commensurate with customer demand; risks related to the timing and costs of delivering merchandise to our stores and our wholesale customers; unexpected or unseasonable weather conditions; our ability to effectively operate our various retail concepts, including securing, renewing, modifying or terminating leases for store locations; our ability to successfully and/or timely implement our growth strategies and other strategic initiatives; our ability to expand internationally and operate in regions where we have less experience, including through joint ventures; risks related to our convertible senior notes issued in April 2019, including our ability to settle the liability in cash; our ability to successfully or timely implement plans for cost reductions; our ability to effectively and efficiently manage the volume and costs associated with our European distribution centers without incurring shipment delays; our ability to attract and retain key personnel; obligations or changes in estimates arising from new or existing litigation, tax and other regulatory proceedings; risks related to the complexity of the Tax Reform, future clarifications and legislative amendments thereto, as well as our ability to accurately interpret and predict its impact on our cash flows and financial condition; the risk of economic uncertainty associated with the transition period of the United Kingdom’s departure from the European Union (“Brexit”) or any other similar referendums that may be held; the occurrence of unforeseen epidemics, such as the COVID-19 outbreak; other catastrophic events; changes in U.S. or foreign tax or tariff policy, including changes to tariffs on imports into the U.S.; accounting adjustments to our unaudited financial statements identified during the completion of our annual independent audit of financial statements and financial controls or from subsequent events arising after issuance of this release; risk of future non-cash asset impairments, including goodwill, right of-use lease assets and/or store asset impairments; restructuring charges; our ability to adapt to new regulatory compliance and disclosure obligations; risks associated with our foreign operations, such as violations of laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations (including global data privacy regulations); risks associated with the acts or omissions of our third party vendors, including a failure to comply with our vendor code of conduct or other policies; risks associated with cyber-attacks and other cyber security risks; risks associated with our ability to properly collect, use, manage and secure consumer and employee data; risks associated with our vendors’ ability to maintain the strength and security of information technology systems; and changes in economic, political, social and other conditions affecting our foreign operations and sourcing, including the impact of currency fluctuations, global tax rates and economic and market conditions in the various countries in which we operate. In addition to these factors, the economic, technological, managerial, and other risks identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations. The current global economic climate, length and severity of the COVID-19 outbreak, and uncertainty surrounding potential changes in U.S. policies and regulations, including the upcoming U.S. election, may amplify many of these risks. Additional information with respect to known and unknown risks will also be set forth in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2020, which is expected to be filed with the Securities and Exchange Commission in the first quarter of fiscal 2021. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Guess?, Inc.
Fabrice Benarouche
VP, Finance and Investor Relations
(213) 765-5578

Source:	Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended				Fiscal Year Ended
	February 1, 2020		February 2, 2019		February 1, 2020		February 2, 2019
	$	%	$	%	$	%	$	%

Product sales	$815,975	96.9%	$815,712	97.4%	$2,592,262	96.8%	$2,526,500	96.8%
Net royalties	26,279	3.1%	21,415	2.6%	85,847	3.2%	83,194	3.2%
Net revenue	842,254	100.0%	837,127	100.0%	2,678,109	100.0%	2,609,694	100.0%

Cost of product sales	503,660	59.8%	531,035	63.4%	1,662,401	62.1%	1,670,090	64.0%

Gross profit	338,594	40.2%	306,092	36.6%	1,015,708	37.9%	939,604	36.0%

Selling, general and administrative expenses	237,237	28.1%	234,562	28.0%	865,060	32.2%	835,293	32.0%
European Commission fine	—	—%	3,209	0.4%	—	—%	45,637	1.7%
Asset impairment charges	4,851	0.6%	1,922	0.2%	9,977	0.4%	6,939	0.3%
Net gains on lease terminations	—	—%	(325)	(0.0%)	—	—%	(477)	(0.0%)

Earnings from operations	96,506	11.5%	66,724	8.0%	140,671	5.3%	52,212	2.0%

Other income (expense):
Interest expense	(4,973)	(0.6%)	(1,021)	(0.1%)	(16,129)	(0.6%)	(3,407)	(0.1%)
Interest income	563	0.1%	1,602	0.2%	1,729	0.1%	4,494	0.2%
Other income (expense), net	1,817	0.2%	473	0.0%	(2,529)	(0.2%)	(6,591)	(0.3%)

Earnings before income tax expense	93,913	11.2%	67,778	8.1%	123,742	4.6%	46,708	1.8%

Income tax expense	11,864	1.5%	42,543	5.1%	22,513	0.8%	29,542	1.1%

Net earnings	82,049	9.7%	25,235	3.0%	101,229	3.8%	17,166	0.7%

Net earnings attributable to noncontrolling interests	2,445	0.2%	2,003	0.2%	5,254	0.2%	3,067	0.2%

Net earnings attributable to Guess?, Inc.	$79,604	9.5%	$23,232	2.8%	$95,975	3.6%	$14,099	0.5%

Net earnings per common share attributable to common stockholders:
Basic	$1.21		$0.29		$1.35		$0.17
Diluted	$1.18		$0.28		$1.33		$0.16

Weighted average common shares outstanding attributable to common stockholders:
Basic	65,019		80,382		70,461		80,146
Diluted	66,653		81,959		71,669		81,589

Effective tax rate	12.6%		62.8%		18.2%		63.2%
Adjusted selling, general and administrative expenses[1]:	$236,919	28.1%	$229,171	27.4%	$865,479	32.3%	$823,988	31.6%
Adjusted earnings from operations[1]:	$101,675	12.1%	$76,921	9.2%	$150,229	5.6%	$115,616	4.4%
Adjusted net earnings attributable to Guess?, Inc.[1]:	$82,336	9.8%	$58,236	7.0%	$105,036	3.9%	$80,411	3.1%
Adjusted diluted earnings per common share attributable to common stockholders[1]:	$1.22		$0.70		$1.45		$0.98
Adjusted effective tax rate[1]:	16.5%		22.7%		21.7%		24.2%
______________________________________________________________________
Notes:

[1]
The adjusted results for the three months and fiscal year ended February 1, 2020 reflect the exclusion of certain professional service and legal fees and related (credits) costs, separation charges related to the departure of our former CEO, asset impairment charges, amortization of debt discounts on the Company’s convertible senior notes and the related tax impacts of these adjustments as well as the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions, where applicable. The adjusted results for the three months and fiscal year ended February 2, 2019 reflect the exclusion of certain professional service and legal fees and related costs, asset impairment charges, net gains on lease terminations, charges related to the European Commission fine, separation charges related to the departure of our former CEO, and the related tax impacts of these adjustments, where applicable, as well as revisions to the provisional amounts previously recorded related to the Tax Reform. A complete reconciliation of actual results to adjusted results is presented in the table entitled “Reconciliation of GAAP Results to Adjusted Results.”

Guess?, Inc. and Subsidiaries
Reconciliation of GAAP Results to Adjusted Results
(dollars in thousands)

The following table provides reconciliations of reported GAAP selling, general and administrative expenses to adjusted selling, general and administrative expenses, reported GAAP earnings from operations to adjusted earnings from operations, reported GAAP net earnings attributable to Guess?, Inc. to adjusted net earnings attributable to Guess?, Inc. and reported GAAP income tax expense to adjusted income tax expense for the three months and fiscal year ended February 1, 2020 and February 2, 2019.

	Three Months Ended		Fiscal Year Ended
	February 1, 2020	February 2, 2019	February 1, 2020	February 2, 2019

Reported GAAP selling, general and administrative expenses	$237,237	$234,562	$865,060	$835,293
Certain professional service and legal fees and related credits (costs)[1]	120	(165)	857	(6,079)
CEO separation charges[2]	(438)	(5,226)	(438)	(5,226)

Adjusted selling, general and administrative expenses	$236,919	$229,171	$865,479	$823,988

Reported GAAP earnings from operations	$96,506	$66,724	$140,671	$52,212
Certain professional service and legal fees and related (credits) costs[1]	(120)	165	(857)	6,079
CEO separation charges[2]	438	5,226	438	5,226
European Commission fine[3]	—	3,209	—	45,637
Asset impairment charges[4]	4,851	1,922	9,977	6,939
Net gains on lease terminations[5]	—	(325)	—	(477)

Adjusted earnings from operations	$101,675	$76,921	$150,229	$115,616

Reported GAAP net earnings attributable to Guess?, Inc.	$79,604	$23,232	$95,975	$14,099
Certain professional service and legal fees and related (credits) costs[1]	(120)	165	(857)	6,079
CEO separation charges[2]	438	5,226	438	5,226
European Commission fine[3]	—	3,209	—	45,637
Asset impairment charges[4]	4,851	1,922	9,977	6,939
Net gains on lease terminations[5]	—	(325)	—	(477)
Amortization of debt discount[6]	2,449	—	7,558	—
Change in provisional Tax Reform adjustment[7]	—	25,837	—	6,286
Income tax adjustments[8]	(4,886)	(1,030)	(8,055)	(3,378)

Total adjustments affecting net earnings attributable to Guess?, Inc.	2,732	35,004	9,061	66,312

Adjusted net earnings attributable to Guess?, Inc.	$82,336	$58,236	$105,036	$80,411

Reported GAAP income tax expense	$11,864	$42,543	$22,513	$29,542
Change in provisional Tax Reform adjustment[7]	—	(25,837)	—	(6,286)
Income tax adjustments[8]	4,886	1,030	8,055	3,378

Adjusted income tax expense	$16,750	$17,736	$30,568	$26,634

Adjusted effective tax rate	16.5%	22.7%	21.7%	24.2%
______________________________________________________________________
Notes:

1
During the three months and fiscal years ended February 1, 2020 and February 2, 2019, the Company recorded certain professional service and legal fees and related (credits) costs, which it otherwise would not have incurred as part of its business operations.

2
On January 28, 2019, the Company announced the departure of its former Chief Executive Officer and the terms of his separation. As a result, the Company recorded $5.2 million in separation-related charges during the three months and fiscal year ended February 2, 2019. These charges were comprised of $2.4 million in cash severance payments and $2.8 million in non-cash stock-based compensation expense resulting from the acceleration of service vesting requirements of certain previously granted stock awards. The Company also recorded $0.4 million during the three months and fiscal year ended February 1, 2020 mainly related to non-cash stock-based compensation expense resulting from changes in expected performance conditions of certain previously granted stock awards that were no longer subject to service vesting requirements after his departure.

3
During the quarter ended November 3, 2018, the Company recognized a charge of €37.0 million ($42.4 million) related to a fine expected to be imposed on the Company by the European Commission related to its inquiry concerning potential violations of European Union competition rules by the Company. In December of fiscal 2019, the European Commission concluded its investigation and imposed a fine of €39.8 million ($45.6 million), which the Company has paid in the first quarter of fiscal 2020. As a result, the Company recorded additional charges of €2.8 million ($3.2 million) during the three months ended February 2, 2019. The Company has made certain changes to its business practices and agreements in response to these proceedings, and the Company believes that such changes and any related modifications have not had, and will not have, a material impact on its ongoing business operations within the European Union.

4
During the three months and fiscal years ended February 1, 2020 and February 2, 2019, the Company recognized asset impairment charges related primarily to impairment of certain retail locations resulting from under-performance and expected store closures. During the three months and fiscal year ended February 1, 2020, asset impairment charges also included impairment charges related to goodwill associated with the Company’s China retail reporting unit and impairment charges related to certain operating lease right-of-use assets.

5
During the three months and fiscal year ended February 2, 2019, the Company recorded net gains on lease terminations related primarily to the early termination of certain lease agreements in North America.

6
In April 2019, the Company issued $300 million principal amount of 2.00% convertible senior notes due 2024 (the “Notes”) in a private offering. The Company has separated the Notes into liability (debt) and equity (conversion option) components. The debt discount, which represents an amount equal to the fair value of the equity component, will be amortized as non-cash interest expense over the term of the Notes.

7
During the three months ended November 3, 2018, the Company revised the provisional amounts previously recorded related to deemed repatriation of foreign earnings under the Tax Reform, and recorded income tax benefits of $19.6 million. During the three months ended February 2, 2019, the Company concluded, based on additional information related to the Tax Reform, that the Company would owe transition taxes if proposed legislation that clarifies existing tax regulation with respect of the dividends received deduction calculation is passed into law. As a result, during the three months ended February 2, 2019, the Company recorded additional charges due to the Tax Reform of $25.8 million, or a total of $6.3 million for fiscal 2019.

8
The income tax effect of certain professional service and legal fees and related (credits) costs, CEO separation charges, the European Commission fine, asset impairment charges, net gains on lease terminations and the amortization of debt discount was based on the Company’s assessment of deductibility using the statutory tax rate (inclusive of the impact of valuation allowances) of the tax jurisdiction in which the charges were incurred. The income tax adjustment for the year ended February 1, 2020 also includes the impact from changes in the tax law on deferred taxes in certain tax jurisdictions, net tax settlements and adjustments to specific uncertain tax positions.

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended			Fiscal Year Ended
	February 1, 2020	February 2, 2019	% change	February 1, 2020	February 2, 2019	% change

Net revenue:
Americas Retail	$258,334	$269,284	(4%)	$811,547	$824,674	(2%)
Americas Wholesale	41,884	43,182	(3%)	186,389	170,812	9%
Europe	420,297	371,298	13%	1,248,114	1,142,768	9%
Asia	95,460	131,948	(28%)	346,212	388,246	(11%)
Licensing	26,279	21,415	23%	85,847	83,194	3%
Total net revenue	$842,254	$837,127	1%	$2,678,109	$2,609,694	3%

Earnings (loss) from operations:
Americas Retail	$16,533	$23,831	(31%)	$22,279	$27,532	(19%)
Americas Wholesale	8,222	8,192	0%	35,674	29,935	19%
Europe	79,336	40,690	95%	134,078	58,298	130%
Asia	1,541	4,728	(67%)	(8,894)	12,365	(172%)
Licensing	22,896	18,577	23%	74,459	72,986	2%
Total segment earnings from operations	128,528	96,018	34%	257,596	201,116	28%

Corporate overhead	(27,171)	(24,488)	11%	(106,948)	(96,805)	10%
European Commission fine	—	(3,209)		—	(45,637)
Asset impairment charges	(4,851)	(1,922)	152%	(9,977)	(6,939)	44%
Net gains on lease terminations	—	325		—	477
Total earnings from operations	$96,506	$66,724	45%	$140,671	$52,212	169%

Operating margins:
Americas Retail	6.4%	8.8%		2.7%	3.3%
Americas Wholesale	19.6%	19.0%		19.1%	17.5%
Europe	18.9%	11.0%		10.7%	5.1%
Asia	1.6%	3.6%		(2.6%)	3.2%
Licensing	87.1%	86.8%		86.7%	87.7%

GAAP operating margin for total Company	11.5%	8.0%		5.3%	2.0%
Certain professional service and legal fees and related (credits) costs	(0.0%)	0.0%		(0.1%)	0.2%
CEO separation charges	0.0%	0.6%		0.0%	0.2%
European Commission fine	—%	0.4%		—%	1.7%
Asset impairment charges	0.6%	0.2%		0.4%	0.3%
Net gains on lease terminations	—%	(0.0%)		—%	(0.0%)
Adjusted operating margin for total Company	12.1%	9.2%		5.6%	4.4%

Guess?, Inc. and Subsidiaries
Constant Currency Financial Measures
(dollars in thousands)

	Three Months Ended
	February 1, 2020			February 2, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$258,334	$(865)	$257,469	$269,284	(4%)	(4%)
Americas Wholesale	41,884	(332)	41,552	43,182	(3%)	(4%)
Europe	420,297	9,845	430,142	371,298	13%	16%
Asia	95,460	1,690	97,150	131,948	(28%)	(26%)
Licensing	26,279	—	26,279	21,415	23%	23%
Total net revenue	$842,254	$10,338	$852,592	$837,127	1%	2%

	Fiscal Year Ended
	February 1, 2020			February 2, 2019	% change
	As Reported	Foreign Currency Impact	Constant Currency	As Reported	As Reported	Constant Currency
Net revenue:
Americas Retail	$811,547	$2,061	$813,608	$824,674	(2%)	(1%)
Americas Wholesale	186,389	1,048	187,437	170,812	9%	10%
Europe	1,248,114	56,155	1,304,269	1,142,768	9%	14%
Asia	346,212	12,938	359,150	388,246	(11%)	(7%)
Licensing	85,847	—	85,847	83,194	3%	3%
Total net revenue	$2,678,109	$72,202	$2,750,311	$2,609,694	3%	5%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	February 1, 2020	February 2, 2019

ASSETS

Cash and cash equivalents	$284,613	$210,460

Receivables, net	327,281	321,995

Inventories	393,129	468,897

Other current assets	59,212	87,343

Property and equipment, net	288,112	315,558

Restricted cash	215	535

Operating lease right-of-use assets[1]	851,990	—

Other assets[1]	224,410	244,417

Total assets	$2,428,962	$1,649,205

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of borrowings and finance lease obligations	$9,490	$4,315

Current operating lease liabilities[1]	192,066	—

Other current liabilities	436,857	539,049

Long-term debt and finance lease obligations	32,770	35,012

Convertible senior notes, net	247,363	—

Long-term operating lease liabilities[1]	714,079	—

Other long-term liabilities[1]	130,259	212,331

Redeemable and nonredeemable noncontrolling interests	26,364	21,271

Guess?, Inc. stockholders’ equity	639,714	837,227

Total liabilities and stockholders’ equity	$2,428,962	$1,649,205
______________________________________________________________________
Notes:

[1]
During the quarter ended May 4, 2019, the Company adopted a comprehensive new lease standard which superseded previous lease guidance. The standard requires a lessee to recognize an asset related to the right to use the underlying asset and a liability that approximates the present value of the lease payments over the term of contracts that qualify as leases under the new guidance. The adoption of the standard resulted in the recording of operating lease right-of-use assets and operating lease liabilities. In addition, other assets no longer includes lease acquisition costs and other long-term liabilities no longer includes deferred rent and unamortized lease incentives since these items are now included in operating lease right-of-use assets due to the adoption of the new standard.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Fiscal Year Ended
	February 1, 2020	February 2, 2019

Net cash provided by operating activities	$197,913	$81,679

Net cash used in investing activities	(56,471)	(123,528)

Net cash used in financing activities	(64,165)	(96,818)

Effect of exchange rates on cash, cash equivalents and restricted cash	(3,444)	(18,020)

Net change in cash, cash equivalents and restricted cash	73,833	(156,687)

Cash, cash equivalents and restricted cash at the beginning of the year	210,995	367,682

Cash, cash equivalents and restricted cash at the end of the year	$284,828	$210,995

Supplemental information:

Depreciation and amortization	$72,188	$68,357

Total lease costs[1]	$368,435	$356,908

Non-cash investing and financing activity:

Assets acquired under finance leases[2]	$3,070	$1,172
______________________________________________________________________
Notes:

[1]
In connection with the adoption of new lease guidance during the first quarter of fiscal 2020, the Company has elected to include non-lease components, which is inclusive of common area maintenance charges, in the measurement of its lease liabilities for its directly operated real estate leases. Therefore, total lease costs include lease and non-lease components related to the Company’s directly operated real estate leases for the fiscal years ended February 1, 2020 and February 2, 2019.

[2]	During the fiscal years ended February 1, 2020 and February 2, 2019, the Company entered into finance leases related primarily to computer hardware and software.

Guess?, Inc. and Subsidiaries
Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(in thousands)

	Fiscal Year Ended
	February 1, 2020	February 2, 2019

Net cash provided by operating activities	$197,913	$81,679

Less: Purchases of property and equipment	(61,868)	(108,117)

Less: Payments for property and equipment under finance leases	(2,733)	(1,387)

Free cash flow	$133,312	$(27,825)

Guess?, Inc. and Subsidiaries
Retail Store Data
Global Store and Concession Count

	As of February 1, 2020
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	282	280	2	1	—	1
Canada	80	80	—	—	—	—
Central and South America	113	73	40	27	27	—

Total Americas	475	433	42	28	27	1

Europe and the Middle East	745	517	228	39	39	—
Asia and the Pacific	509	219	290	327	117	210

Total	1,729	1,169	560	394	183	211

	As of February 2, 2019
	Stores			Concessions
Region	Total	Directly Operated	Partner Operated	Total	Directly Operated	Partner Operated

United States	290	288	2	1	—	1
Canada	89	89	—	—	—	—
Central and South America	104	67	37	27	27	—

Total Americas	483	444	39	28	27	1

Europe and the Middle East	700	490	210	37	37	—
Asia and the Pacific	536	227	309	358	174	184

Total	1,719	1,161	558	423	238	185